Exhibit 99.1

       NEWPARK RESOURCES RESTATES FINANCIAL RESULTS FOR YEARS 2003 TO 2005
                                 ON FORM 10-K/A

  2006 FIRST, SECOND AND THIRD QUARTER RESULTS TO BE FILED ON NOVEMBER 9, 2006;
        CONFERENCE CALL SCHEDULED FOR NOVEMBER 13, 2006 AT 2:00 P.M. EST

    METAIRIE, La., Oct. 10 /PRNewswire-FirstCall/ -- Newpark Resources, Inc. (NYSE: NR) ("Newpark") announced today that it has filed its restated results for the years 2003 to 2005 on Form 10-K/A, which is available on Newpark's website at http://www.newpark.com . A summary of the net impact of the restatement is provided later in this release. Additionally, Newpark announced that it plans to file its 2006 first, second and third quarter results on Form 10-Q on November 9, 2006, followed by a conference call on November 13, 2006.

    Paul Howes, President and Chief Executive Officer of Newpark, stated, "We have spent the past six months dealing with our internal investigation, the analysis and restatement of our financial results, and the analysis and decision to shut down Newpark Environmental Water Solutions. We are now moving beyond those challenges and are entering the next stage.

    "A critical part of us positioning Newpark for sustainable earnings growth is assembling a strong new leadership team," added Howes. "We are extremely pleased to have attracted Jim Braun as Vice President and Chief Financial Officer and Mark Airola as General Counsel and Chief Administrative Officer. Additionally, we are fortunate to have three strong segment presidents running our business, Bruce Smith of Drilling Fluids, Sean Mikaelian of Mats & Integrated Services, and Sammy Cooper of Environmental Services. I am also pleased that David Anderson has recently joined our Board. All bring significant technical skills and industry experience to Newpark.

    "With our executive team essentially in place, we are now addressing our strategic and operational growth plans. We recently engaged CRA International (Charles River Associates), a leading provider of economic and financial expertise and management consulting services, to assist and advise us as we evaluate our future strategies. We believe that at the end of this evaluation process, we will emerge as a stronger and more focused company.

    "I would like to personally thank all the employees, customers and stakeholders that have supported us. We look forward to reporting on our progress as we move forward, including the upcoming filings of our 2006 quarterly results on November 9th and the conference call on November 13th," concluded Howes.

    FINANCIAL RESTATEMENT

    Please refer to Newpark's Form 10-K/A for details of items related to the restatement and their impact on previously reported financial statements. The following is a summary of the net financial impact. Adjustments to previously reported consolidated net income are as follows: an increase of $641,000 for 2005; an increase of $541,000 for 2004; a reduction of $432,000 for 2003; and a net reduction of approximately $12.7 million for the period from 1998 through 2002. Adjustments to previously reported balance sheet figures as of December 31, 2005 are as follows: total assets were reduced by $6.6 million; total liabilities were reduced by $2.9 million; and total stockholders' equity was reduced by $3.7 million.

    CONFERENCE CALL

    Newpark has scheduled a conference call, which will be broadcast live over the Internet, for Monday, November 13, 2006 at 2:00 p.m. Eastern Time / 1:00 p.m. Central Time. To participate in the call, dial (303) 262-2211 and ask for the Newpark Resources conference call at least 10 minutes prior to the start time, or access it live over the Internet at http://www.newpark.com . For those who cannot listen to the live call, a replay will be available through November 20, 2006 and may be accessed by dialing (303) 590-3000 and using passcode 11073370#. Also, an archive of the webcast will be available shortly after the call at http://www.newpark.com for approximately 60 days.

    Newpark Resources, Inc. is a worldwide provider of drilling fluids, environmental waste treatment solutions, and temporary worksites and access roads for oilfield and other commercial markets. For more information, visit our website at http://www.newpark.com .

    Forward-looking Statements

    This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by securities laws. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its latest Amendment No. 2 to its Annual Report on Form 10-K/A, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the results of the internal investigation into accounting matters by Newpark's Audit Committee; the outcome of various lawsuits in which Newpark is involved and their impact on Newpark's operations and financial results; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark's filings with the Securities and Exchange Commission can be obtained at no charge at http://www.sec.gov , as well as through our website at http://www.newpark.com .

     Contacts:  Eric Wingerter, Acting CFO
                Newpark Resources, Inc.
                504-838-8222

                Ken Dennard, Managing Partner
                Dennard Rupp Gray & Easterly, LLC
                713-529-6600

SOURCE  Newpark Resources, Inc.
    -0-                             10/10/2006
    /CONTACT: Eric Wingerter, Acting CFO of Newpark Resources, Inc., +1-504-838-8222; or Ken Dennard, Managing Partner of Dennard Rupp Gray & Easterly, LLC, +1-713-529-6600, for Newpark Resources, Inc./
    /Web site:  http://www.newpark.com /